Exhibit 99.2

UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS

On June 15, 2017, Lonestar Resources US Inc. (“Lonestar”, the “Company”, “we”, and “our”) acquired certain oil and gas assets in Fayette, Gonzales and Lavaca Counties, Texas (the “Marquis Acquisition”). The unadjusted purchase price for the Marquis Acquisition was approximately $50 million consisting of (i) approximately $44 million in cash and (ii) 1,500,000 million shares valued at approximately $6 million of the Company’s Series B Preferred Stock.

Also on June 15, 2017, the Company acquired certain oil and gas properties in Dewitt, Gonzales and Karnes Counties, Texas (the “Battlecat Acquisition” and, together with the Marquis Acquisition, the “Acquisitions”).  The unadjusted purchase price for the Battlecat Acquisition was approximately $60 million consisting of (i) $55 million in cash and (ii) 1,184,632, shares valued at approximately $4.8 million of the Company’s Series B Preferred Stock.

Upon closing of the Acquisitions, Lonestar acquired 115 gross / 80.3 net producing oil and gas wells, with Lonestar owning an average 70% working interest in the producing wells.  The leasehold acquired total 30,219 gross / 21,238 net acres, with Lonestar owning an average 70% working interest in the leasehold.  Lonestar initially identified during the acquisition process 85 gross / 73 net proved undeveloped drilling locations in the Lower Eagle Ford Shale.  The Company has identified an additional 34 gross / 24 net drilling locations in the Lower Eagle Ford Shale to which proved reserves have not been assigned.

The cash consideration for the Acquisitions was provided by (a) the sale of 5,400 shares of Lonestar’s Series A-1 Preferred Stock, par value $0.001 per share (the “Series A-1 Preferred Stock”) and 74,600 shares of Lonestar’s Series A-2 Preferred Stock, par value $0.001 per share (the “Series A-2 Preferred Stock” and, together with the Series A-1 Preferred Stock and the Series A-2 Preferred Stock, the “Series Preferred Stock”) to Chambers Energy Capital III, LP (“Chambers”), in each case at a price of $975 per share for an aggregate amount of approximately $77.7 million (less transaction costs), and (b) borrowings of approximately $23.7 million under Lonestar’s Senior Secured Credit Facility.  The non-cash consideration for the Acquisitions consisted of the issuance of the Company’s Series B Preferred Stock.

The accompanying pro forma consolidated statements of operations present the Marquis Acquisition along with (a) the related issuances of Series Preferred Stock and Series B Preferred Stock and (b) borrowings from the Senior Secured Credit Facility.  The Battlecat Acquisition is not included in the accompanying pro forma consolidated statement of operations as it did not meet the significance tests under Regulation S-X of the Securities Act. These unaudited statements have been developed by applying pro forma adjustments to our historical financial statements and the Marquis Acquisition Properties statement of revenue and direct operating expenses for the periods presented. The unaudited pro forma statements of operations data for the periods presented gives effect to the Marquis Acquisition and related transactions as if they had been completed on January 1, 2016.

The pro forma adjustments related to the purchase price allocation of the Marquis Acquisition are preliminary and are subject to revision as additional information becomes available. Revisions to the preliminary purchase price allocation may have a significant impact on the pro forma amounts of total assets, total liabilities and stockholders’ equity and depreciation, depletion and amortization expense. The pro forma adjustments related to the Marquis Acquisition reflect the fair values allocated to the acquired assets as of the acquisition date and do not necessarily reflect the fair values that would have been recorded if the acquisition had occurred on January 1, 2016.

The unaudited pro forma consolidated statements of operations should be read together with the historical financial statements of Lonestar and the related notes included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2017 and the historical statements of revenue and direct operating expenses for the Marquis Acquisition properties filed as Exhibit 99.1 in this Current Report on Form 8-K/A.

The unaudited pro forma consolidated statements of operations are included for informational purposes only and do not purport to reflect the results of operations that would have occurred had the Marquis Acquisition and related financing occurred on the assumed acquisition date. Accordingly, they should not be relied upon as indicative of our results of operations had the Marquis Acquisition and related financing occurred on the date assumed because they necessarily exclude various operating expenses. Additionally, the unaudited pro forma consolidated statements of operations are not a projection of our results of operations or financial position for any future period or date.

Lonestar Resources US, Inc.
Pro Forma Consolidated Statement of Operations (UNAUDITED)
(In thousands, except per share data)

	Six Months Ended June 30, 2017
	Lonestar	Marquis (a)	Pro Forma Adjustments		Pro Forma Lonestar
Revenues
Oil sales	$29,580	$10,893	$—		$40,473
Natural gas sales	3,182	283	—		3,465
Natural gas liquid sales	2,989	807	—		3,796

Total revenues	35,751	11,983	—		47,734

Costs and expenses
Lease operating and gas gathering	6,477	3,707	—		10,184
Production, ad valorem, and severance taxes	2,114	588	—		2,702
Depletion, depreciation, and amortization	24,635	—	2,067	(b)	26,702
Accretion of asset retirement obligations	58	—	—		58
Loss on sale of oil and gas properties	348	—	—		348
Impairment of oil and gas properties	27,081	—	—		27,081
Stock-based compensation	639	—	—		639
General and administrative	5,642	—	—		5,642
Acquisition costs	2,726	—	—		2,726
Other (income) expense	(57)	—	—		(57)
Total costs and expenses	69,663	4,295	2,067		76,025

(Loss) income from operations	(33,912)	7,688	(2,067)		(28,291)

Other income (expense)
Interest expense	(10,417)	—	(713)	(c)	(11,130)
Amortization of finance costs	(3,434)	—	—		(3,434)
Unrealized gain on warrants	2,884	—	—		2,884
Gain on derivative financial instruments	14,162	—	—		14,162

Total other income (expense), net	3,195	—	(713)		2,482

Income (loss) before income taxes	(30,717)	7,688	(2,780)		(25,809)

Income tax benefit (expense)	10,621	—	(1,588)	(e)	9,033

Income (loss) before dividends	(20,096)	7,688	(4,368)		(16,776)

Preferred stock dividends	(296)	—	(3,304)	(d)	(3,600)

Net income (loss) attributable to common stockholders	$(20,392)	$7,688	$(7,672)		$(20,376)

Earnings per share:
Basic & Diluted	$(0.93)				$(0.93)

Weighted average shares outstanding - basic & diluted	21,822,015		—		21,822,015

See Notes to Unaudited Pro Forma Consolidated Statements of Operations

Lonestar Resources US, Inc.
Pro Forma Consolidated Statement of Operations (UNAUDITED)
(In thousands, except per share data)

	Year Ended December 31, 2016
	Lonestar	Marquis (a)	Pro Forma Adjustments		Pro Forma Lonestar
Revenues
Oil sales	$46,954	$27,356	$—		$74,310
Natural gas sales	7,165	267	—		7,432
Natural gas liquid sales	3,853	1,839	—		5,692

Total revenues	57,972	29,462	—		87,434

Costs and expenses
Lease operating and gas gathering	16,232	11,371	—		27,603
Production, ad valorem, and severance taxes	3,287	1,462	—		4,749
Rig standby expense	2,261	—	—		2,261
Depletion, depreciation, and amortization	46,888	—	8,174	(b)	55,062
Accretion of asset retirement obligations	180	—	—		180
Gain on sale of oil and gas properties	(74)	—	—		(74)
Impairment of oil and gas properties	33,893	—	—		33,893
Stock-based compensation	448	—	—		448
General and administrative	11,319	—	—		11,319
Other expense	1,261	—	—		1,261

Total costs and expenses	115,695	12,833	8,174		136,702

(Loss) income from operations	(57,723)	16,629	(8,174)		(49,268)

Other income (expense)
Interest expense	(29,583)	—	(1,435)	(c)	(31,018)
Gain on disposal of bonds	28,480	—	—		28,480
Unrealized gain on warrants	568	—	—		568
Loss on derivative financial instruments	(8,672)	—	—		(8,672)

Total other income (expense), net	(9,207)	—	(1,435)		(10,642)

Income (loss) before income taxes	(66,930)	16,629	(9,609)		(59,910)

Income tax expense	(27,405)	—	6,437	(e)	(20,968)

Income (loss) before dividends	(94,335)	16,629	(3,172)		(80,878)

Preferred stock dividends	—	—	(7,200)	(d)	(7,200)

Net income (loss) attributable to common stockholders	$(94,335)	$16,629	$(10,372)		$(88,078)

Net income (loss) per common share attributable to common stockholders-basic and diluted	$(11.64)				$(10.86)
Weighted average common shares outstanding–basic and diluted	8,106,931				8,106,931

See Notes to Unaudited Pro Forma Consolidated Statements of Operations

Note 1 – ADJUSTMENTS TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS

a.	Represents the historical revenue and direct operating expenses of the Marquis Acquisition Properties through the acquisition date of June 15, 2017.
b.

Represents the increase in depletion, depreciation, amortization and accretion expense computed on a unit of production basis following the fair value allocation of the purchase price to prove oil and gas properties, as if the Marquis Acquisition was consummated on January 1, 2016.

c.

Represents the net increase in interest expense resulting from the incremental borrowings from the Senior Secured Credit Facility, assuming an average annual rate of interest of 6.0%, which was the approximate average annual rate of interest for the borrowing associated with the Marquis Acquisition.

d.	Represents dividends on the Series A Preferred Stock.
e.

Pro forma adjusted income tax benefit is approximately $9.0 million for the six months ended June 30, 2017 and approximately $21.0 million for the year ended December 31, 2016, based on the utilization of the Company’s corporate income tax rate of 35% applied to the pro forma Lonestar net income after pro forma adjustments of the Marquis Acquisition Properties.

Note 2 – SUPPLEMENTAL OIL AND GAS RESERVE INFORMATION (UNAUDITED)

Estimated Net Quantities of Oil and Gas Reserves

The pro forma estimates of proved oil and gas reserves and discounted future net cash flows for the properties as of December 31, 2016 were prepared internally by Lonestar’s petroleum engineers. Users of this information should be aware that the process of estimating quantities of proved oil and gas reserves is very complex, requiring significant subjective decisions to be made in the evaluation of available geologic, engineering, and economic data for each reservoir. The data for any given reservoir may also change substantially over time as a result of numerous factors, including, but not limited to, additional development activity, evolving production history and continual reassessment of the viability of production under varying economic conditions. As a result, revisions to existing reserve estimates may occur from time to time. Although every reasonable effort is made to ensure reserve estimates reported represent the most accurate assessments possible, the subjective decisions and variance in available data for various reservoirs make estimates generally less precise than other estimates included in the statement of revenue and direct operating expenses disclosures.

The pro forma estimated proved net recoverable reserves presented below include only those quantities of oil and gas geologic and engineering data that demonstrate with reasonable certainty to be recoverable in future periods from known reservoirs under existing economic, operating and regulatory practices. Proved developed reserves represent only those reserves estimated to be recovered through existing wells. Proved undeveloped reserves include those reserves that may be recovered from new wells on undrilled acreage or from existing wells on which a relatively major expenditure for recompletion or secondary recovery operation is required. All of the pro forma properties' proved reserves set forth herein are located in the Continental United States. The estimate of reserves and the standardized measure of discounted future net cash flows shown below reflect Lonestar’s development plan for these properties.

The following tables set forth certain unaudited pro forma information concerning Lonestar’s proved oil, gas and NGL reserves for the year ended December 31, 2016, giving effect to the Marquis Acquisition as if it had occurred on January 1, 2016. The following tables provide a summary of the changes in estimated reserves for the periods presented.

	Lonestar	Marquis	Pro Forma Lonestar
	(Mboe)	(Mboe)	(Mboe)
Proved reserves as of January 1, 2016	40,202	20,540	60,742
Revisions of previous estimates (1)	(2,456)	(13,310)	(15,766)
Extensions, discoveries and other additions	6,660	—	6,660
Purchases of reserves in place	339	—	339
Sales of reserves in place	(2,048)	—	(2,048)
Production	(2,157)	(954)	(3,111)
Proved reserves as of December 31, 2016	40,540	6,276	46,816
Proved developed reserves:
As of December 31, 2016	10,998	4,745	15,743
Proved undeveloped reserves:
As of December 31, 2016	29,542	1,531	31,073

(1)

Included in revisions during 2016, were negative price revisions of approximately 13.0 MMBoe primarily as a result of the average oil price of $42.75 in the January 1, 2017 reserves as compared to $50.28 in the January 1, 2016 reserves.  Included in negative price revisions were 40 gross (39 net) PUD locations that were removed as a result of the lower price.

Standardized Measure of Discounted Future Net Cash Flows

The pro forma standardized measure related to proved oil, gas and NGL reserves, which give effect to the Marquis Acquisition Properties, is summarized below. This summary is based on a valuation of proved reserves using discounted cash flows based on SEC pricing applicable for each year, costs and economic conditions and a 10% discount rate. The additions to proved reserves from new discoveries and extensions and the impact of changes in prices and costs associated with proved reserves could vary significantly from year to year. Accordingly, the information presented below is not an estimate of fair value and should not be considered indicative of any trends.

The pro forma standardized measure of discounted future cash flows does not purport, nor should it be interpreted to present, estimates of the fair value of the properties. An estimate of fair value would also take into account, among other things, the recovery of reserves not presently classified as proved, anticipated future changes in prices and costs and a discount factor more representative of the time value of money and risks inherent in reserve estimates. The following summary sets forth future net cash flows relating to proved oil and gas reserves based on the standardized measure prescribed by FASB ASC Topic 932.

Standardized Measure of Oil and Gas

	December 31, 2016
	Lonestar	Marquis	Pro Forma Lonestar
	(in thousands)
Future cash inflows	$1,206,106	$206,104	$1,412,210
Future Cost
Production	(452,784)	(139,210)	(591,994)
Development	(358,543)	(23,734)	(382,277)
Future inflows before income tax	394,779	43,160	437,939
Future income tax expense	(55,097)	(15,106)	(70,203)
Future net cash flows	339,682	28,054	367,736
Discount of 10% per annum	(193,849)	(2,228)	(196,077)
Standardized measure of discounted future net cash flows	$145,833	$25,826	$171,659

In accordance with SEC and Financial Accounting Standards Board (“FASB”) requirements, our estimated net proved reserves and standardized measure at December 31, 2016 utilized prices (subsequently adjusted for quality and basis differentials) based on the twelve month unweighted average of the first of the month prices of West Texas Intermediate (“WTI”) oil price which equates to $42.75 per Bbl, approximately $12.40 per Bbl of NGL calculated as 29% of the WTI oil price per Bbl, and an average Henry Hub spot gas price which equates to $2.48 per MMBtu of gas.

The following table sets forth the pro forma changes in standardized measure of discounted future net cash flows relating to proved oil and gas reserves for the periods indicated.

Changes in Standardized Measure

	December 31, 2016
	Lonestar	Marquis	Pro Forma Lonestar
	(in thousands)
Standardized measure, beginning of year	$268,426	$95,553	$363,979
Accretion of discount	29,430	9,555	38,985
Net change in sales price net of production costs	(66,406)	(36,512)	(102,918)
Changes in estimated future development costs	(5,036)	29,562	24,526
Extensions, discoveries and improved recovery	17,674	—	17,674
Purchase of minerals in place	3,280	—	3,280
Changes of production rates (timing) and other	(26,987)	(40)	(27,027)
Revision of quantity estimates	(23,573)	(41,757)	(65,330)
Net change in income taxes	5,229	(13,906)	(8,677)
Sales of oil and gas produced, net of production costs	(39,151)	(16,629)	(55,780)
Sales of minerals in place	(17,053)	—	—
Standardized measure, end of year	$145,833	$25,826	$171,659